Exhibit 99.1

FOR IMMEDIATE RELEASE

Immunicon Corporation Announces Election of Byron D. Hewett as Chief Executive Officer and a Director

HUNTINGDON VALLEY, Pa., December 30, 2005 — Immunicon Corporation {NASDAQ: IMMC} announced today that, consistent with the Company’s previously announced top management succession plan, its Board of Directors elected Byron D. Hewett, currently President and Chief Operating Officer, as President and Chief Executive Officer (CEO) and a director effective January 1, 2006. Edward L. Erickson, currently Chairman and CEO, will serve as Executive Chairman through March 31, 2006. Thereafter, Mr. Erickson will remain as Chairman of the Board in a non-executive capacity at least until the next annual meeting of shareholders.

Commenting on his election, Mr. Hewett said, “I am very enthusiastic about the future of Immunicon Corporation. The company has excellent products and technology backed by strong clinical data and an outstanding, experienced management team. I want to thank the Board and Ed for their confidence in me to take Immunicon to the next level. Ed has made an enormous contribution to Immunicon and I have appreciated his counsel since joining Immunicon last year.”

Mr. Erickson added, “I heartily congratulate Byron on his election as president and CEO of Immunicon and welcome him to the Board of Directors. Byron’s extensive experience in the commercialization of human diagnostic and life science research products will enable him to provide the kind of leadership the Company requires at this stage in its development.”

Byron D. Hewett has served as Immunicon’s President and Chief Operating Officer since April 2005 and served as our Chief Operating Officer and General Manager, Cancer Products, from October 2004 to April 2005. Prior to joining Immunicon, he served as Senior Vice President of Sales and Marketing and General Manager, North America, for Qiagen, Inc., where he led North American commercial operations. Mr. Hewett’s management responsibilities included oversight of sales, marketing, finance, human resources, information technology, training, and field, customer, and technical service for both the US and Canada. Prior to Qiagen, he served as vice president of worldwide marketing in the laboratory testing segment of Bayer Diagnostics (previously Chiron Diagnostics), from June 2000 to March 2002, responsible for strategy and marketing of Bayer’s global immunochemistry, hematology, clinical chemistry, high volume urine chemistry, laboratory automation, and information and consulting businesses. He had previously served as president of the US commercial operations unit for Bayer from January 1998 to December 1998 and as vice president within the US branch of the laboratory testing segment and nucleic acid diagnostics business from June 1999 to May 2000. Mr. Hewett began his business career with Abbott Laboratories advancing to the position of business unit manager in Abbott Laboratories’ therapeutic drug monitoring and transplant diagnostics business. Mr. Hewett holds a B.S. from the McIntire School of Commerce at University of Virginia and a Masters in Management from the J.L. Kellogg Graduate School of Management at Northwestern University.

Immunicon Corporation

Immunicon Corporation is developing and commercializing proprietary cell- and molecular-based human diagnostic and life science research products with an initial focus on cancer disease management. The Company has developed platform technologies for selection and analysis of rare cells in blood, such as circulating tumor cells and circulating endothelial cells that are important in many diseases and biological processes. Immunicon’s products and underlying technology platforms also have application in the clinical development of cancer drugs and in cancer research and may have applications in other fields of medicine, such as cardiovascular and infectious diseases. www.immunicon.com

The information contained in this press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often preceded by words such as “hope,” “may,” “believe,” “anticipate,” “plan,” “expect,” “intend,” “assume,” “will” and similar expressions. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Forward-looking statements speak only as of the date of this press release, reflect management’s current expectations and involve certain factors, such as risks and uncertainties that may cause actual results to be far different from those suggested by the Company’s forward-looking statements. These factors include, but are not limited to, risks associated with: the Company’s dependence on Veridex LLC, a Johnson & Johnson company, in the field of cancer cell analysis; the Company’s capital and financing needs; research and development and clinical trial expenditures; commercialization of the Company’s product candidates; the Company’s ability to use licensed products and to obtain new licenses from third parties; the Company’s ability to manage its growth; obtaining necessary regulatory approvals; reliance on third party manufacturers and suppliers; reimbursement by third party payors to the Company’s customers for the Company’s products; compliance with applicable manufacturing standards; the ability to earn license and milestone payments under the Company’s agreement with Veridex; retaining key management or scientific personnel; delays in the development of new products or to planned improvements to the Company’s products; effectiveness of the Company’s products compared to competitors’ products; protection of the Company’s intellectual property and other proprietary rights; conflicts with the intellectual property of third parties; product liability lawsuits that may be brought against the Company; labor, contract or technical difficulties; and competitive pressures in the Company’s industry. These factors are discussed in more detail in the Company’s filings with the Securities and Exchange Commission.

“Immunicon” and the Immunicon Corporation logo are registered trademarks of Immunicon Corporation. “CellSpotter” and “CellTracks” are registered trademarks and “CellTracks Analyzer II” and “AutoPrep” are trademarks of Immunivest Corporation, a wholly-owned subsidiary of Immunicon Corporation. “CellSearch” is a trademark of Johnson & Johnson. ALL RIGHTS RESERVED.

Contact Information:

James G. Murphy

SVP of Finance & Administration, CFO

215-830-0777 ext. 121

jmurphy@immunicon.com

3401 Masons Mill Road, Suite 100

Huntingdon Valley, Pennsylvania 19006

phone 215.830.0777

fax      215.830.0751

web     www.immunicon.com

Investors/Media: The Ruth Group Jason Rando (media) 646-536-7025, jrando@theruthgroup.com John Quirk (investors) 646-536-7029, jquirk@theruthgroup.com